Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K


INDEPENDENT AUDITORS' CONSENT


To the Trustees and Shareholders of
Federated Managed Allocation Portfolios:


We consent to the use in Post-Effective Amendment No. 12 to Registration Statement 33-51247 of Federated Managed Allocation Portfolios (comprised of the following portfolios: Federated Managed Income Portfolio, Federated Managed Conservative Growth Portfolio, Federated Managed Moderate Growth Portfolio and Federated Managed Growth Portfolio) of our reports dated January 14, 2000 appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.



By:   /s/DELOITTE & TOUCHE
      Deloitte & Touche


Boston, Massachusetts
January 28, 2000